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                                                                    Exhibit 99.1




For Immediate Release                 Contact: Timothy J. Reid (785) 295-6695

PAYLESS SHOESOURCE ANNOUNCES COMPLETION OF
$55 MILLION PRIVATE PLACEMENT

     Topeka, Kan., June 4, 1999 - Payless ShoeSource, Inc. (NYSE:PSS) today announced that the company completed a $55 million financing through a private placement of unsecured notes issued by a wholly owned subsidiary in five and ten year maturities.

     Proceeds from the financing are intended to be used for general corporate purposes including the funding of a portion of the company's previously announced stock repurchase program.

         The financing consists of an aggregate of $20 million of senior notes maturing in June 2004 and $35 million of senior notes maturing in June 2009, with payments of principal on $15 million of the June 2009 notes beginning in June 2003.

     The notes have not been and will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States without registration or an applicable exemption from registration requirements. This announcement does not constitute an offer to sell or a solicitation to buy the notes or any other securities of the company.

     Payless ShoeSource, Inc., is North America's largest family footwear retailer. The company operates 4,388 Payless ShoeSource stores offering quality family footwear at affordable prices. Payless also operates 215 Parade of Shoes stores featuring fashionable women's footwear.


This press release contains forward-looking statements that are subject to risks and uncertainties. Forward-looking statements include management's present intentions and expectations of the use of the debt financing. A variety of known and unknown risks, uncertainties and other factors could cause actual results and expectations to differ materially from the anticipated results or expectations. Additional information concerning a number of factors that could cause actual results to differ materially from the information contained in this release can be found in the 1998 Annual Report to Shareowners and the Company's Form 10-K for fiscal 1998, as filed with the Securities and Exchange Commission.